Exhibit 8.3

[Letterhead of White & Case LLP]

February 24, 2006

ConocoPhillips

600 North Dairy Ashford

Houston, Texas 77079

Burlington Resources Inc.

717 Texas Avenue, Suite 2100

Houston, Texas 77002

Re:	Amendment No. 3 to the Form S-4 filed with the U.S. Securities and Exchange Commission

Ladies and Gentlemen:

We are acting as special U.S. tax counsel to Burlington Resources Inc., a Delaware corporation (“Burlington”), in connection with the proposed merger (the “Merger”) of Burlington with and into Cello Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of ConocoPhillips, a Delaware corporation (“ConocoPhillips”). At Burlington’s request, we are rendering our opinion concerning the material U.S. federal income tax consequences of the Merger generally applicable to certain holders of Burlington common stock.

Subject to the assumptions, qualifications and limitations contained or referenced therein, we hereby confirm our opinion under the caption “Material United States Federal Income Tax Consequences of the Merger” in the proxy statement/prospectus of Burlington and ConocoPhillips, which forms a part of the registration statement of ConocoPhillips on Amendment No. 3 to the Form S-4 filed with the U.S. Securities and Exchange Commission in connection with the Merger (the “Form S-4”). That opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof.

We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

We hereby consent to (i) the use of our opinion set forth under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Form S-4; and (ii) to the references to our name contained under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Form S-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ White & Case LLP

SIJ:JWD:JDR